Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS PRELIMINARY SECOND QUARTER

2005 RESULTS

•     Second Quarter Net Sales Increase 49% to $41.9M

•    Earnings from Operations Increase 59% to $2.2M

•    Revising Earnings Per Share Guidance for the Year

SAN FRANCISCO, CA (August 4, 2005) – Design Within Reach, Inc. (NASDAQ: DWRI) today reported preliminary financial results for the second quarter ended July 2, 2005. The results are preliminary due to a delay following the Company’s May 2005 systems conversion and pending auditor review.

Net sales for the second quarter of 2005 were $41.9 million, an increase of 49% over the $28.2 million recorded in the same period last year. Net earnings for the second quarter of 2005 were $1.4 million, or $0.09 per diluted share on approximately 14.8 million shares outstanding, compared to $806,000, or $0.07 per diluted share on approximately 11.7 million shares outstanding, in the second quarter of 2004. Earnings from operations were $2.2 million compared to $1.4 million the prior year.

For the six months ended July 2, 2005, net sales increased 53% to $77.4 million from $50.7 million for the same period in 2004. Net earnings for the first six months of 2005 were $2.3 million, or $0.15 per diluted share, compared to $1.3 million, or $0.11 per diluted share, during the same period in 2004. For the six months ended July 2, 2005, earnings from operations was $3.4 million, compared to $2.2 million in the same six-month period in 2004.

“Our second quarter results continue to demonstrate our ability to expand into new markets and realize the operating leverage of our integrated sales platform and single common inventory,” said Wayne Badovinus, President and Chief Executive Officer. “With a total of 51 Studios in operation, we are experiencing robust sales growth, but our strong top-line results continue to be impacted at the gross margin level, primarily due to the negative effect of the Euro exchange rate year-over-year and increased shipping costs.”

Mr. Badovinus continued, “After much internal analysis and in-depth strategic discussions with our board, we have pre-emptively determined that it is our top priority, and in our long-term best interest, to focus on stabilizing and improving gross margins and protecting the valuable Design Within Reach brand. We have already implemented a number of margin initiatives, including reducing the number of promotional events, further developing alternative product sourcing, growing our proprietary product development effort, and employing additional shipping options. We are confident that this is the most prudent approach to maximizing profitability and effectively managing the business going forward.”

Net sales by distribution channel were as follows:

•	In-person sales (including Studio sales, sales through the Company’s direct sales force and sales from the Design Within Reach warehouse) were $23.9 million in the second quarter of 2005, a 91% increase from the same period last year. In attention, the Company opened 25 net new studios since the end of the same period last year. During the quarter, Design Within Reach opened Studios in the following nine markets: Austin, Texas; Burlingame, California; Las Vegas, Nevada; Cleveland and Columbus, Ohio; Greenwich, Connecticut; Adams Morgan, D.C.; Roslyn, New York; and Tribeca in New York City and ended the second quarter of 2005 with 51 studios.

•	Direct sales (including phone sales and sales through the Design Within Reach website) were $13.5 million in the second quarter of 2005; a 6% increase over the same period last year. Gains in the direct sales channel have slowed as the Company continues to open Studios and enable customers to experience Design With Reach products in person.

Gross profit margin was 44.7% in the second quarter of 2005, compared to 46.5% in the same period last year. This decrease is due primarily to the strength of the Euro versus the U.S. dollar and the rising costs of shipping. Shipping and handling expenses have increased significantly as the new Studios influence the merchandise mix toward “white glove delivery” items, which require special assistance due to their weight or fragility.

For the second quarter of 2005, selling, general and administrative expenses increased to $15.2 million, from $10.9 million in the same period last year, primarily due to costs associated with the opening of new Studios, Sarbanes-Oxley compliance, and the Company’s Employee Stock Purchase Plan. Selling, general and administrative expenses as a percentage of sales decreased to 36.2%, from 38.6% in the same period last year, as the Company leveraged fixed fulfillment center costs and corporate overhead spread over increased sales.

Guidance

Design Within Reach remains comfortable with its previously issued revenue guidance of $160 to $165 million for 2005. The Company is, however, lowering diluted earnings per share to a range of $0.40-$0.42, which suggests an approximately 38%-45% EPS growth rate from 2004. This reduction reflects the Company’s decision to minimize the use of promotional activity to offset product and shipping margin pressures and additional Sarbanes-Oxley compliance expenses. Design Within Reach expects the vast majority of earnings for the second half of 2005 to come in the fourth quarter as the benefits from the product and shipping initiatives begin to take hold.

Conference Call

Design Within Reach, Inc. will host a conference call today, August 4, 2005 at 2:00 p.m. Pacific (5:00 p.m. Eastern). The call, which will be hosted by Wayne Badovinus, President and Chief Executive Officer, and Ken La Honta, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will be archived online within one hour of the completion of the conference call and available at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design With Reach’s markets and the demand for its products. Factors that could cause Design With Reach’s actual results to differ materially from these forward-looking statements include its ability to effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest 10-K and 10-Q filings, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

Contact:	Ken La Honta
Design Within Reach, Inc.
klahonta@dwr.com
(415) 676-6500

Andrew Greenebaum or Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com
(310) 395-2215

— Financial Table Follows —

Design Within Reach, Inc.

Condensed Statements of Earnings

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004
Net sales	$41,918	$28,223	$77,383	$50,735
Cost of sales	23,171	15,102	43,098	27,198

Gross margin	18,747	13,120	34,285	23,537

Selling, general and administrative expenses	15,177	10,896	28,160	19,617
Depreciation and amortization	1,269	710	2,336	1,285
Stock based compensation	149	149	304	225
Facility relocation costs	—	—	—	198

Earnings from operations	2,152	1,365	3,485	2,212

Interest income (expense)
Interest income	94	0	209	0
Interest expense	(16)	(51)	(26)	(83)

Earnings before income taxes	2,230	1,314	3,668	2,129

Income tax expense (benefit)	859	508	1,412	821

Net earnings	1,372	806	2,256	1,308

Deemed preferred stock dividends	—	—	—	—

Net earnings available to common stockholders	$1,372	$806	$2,256	$1,308

Net earnings per share
Basic	$0.10	$0.09	$0.17	$0.14
Diluted	$0.09	$0.07	$0.15	$0.11

Weighted average shares used in calculation of net earnings per share:
Basic	13,828	9,136	13,479	9,079
Diluted	14,800	11,671	14,753	11,516

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